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                                  EXHIBIT 10.33
                                  -------------

                              EMPLOYMENT AGREEMENT

                  Michael Anthony Jewelers, Inc, a Delaware Corporation with its principal place of business in Mount Vernon, New York ("Corporation"), and Claudia Hollingsworth, an individual and resident of California ("Employee"), have, as of this 2nd day of FEBRUARY, 2002 entered into the following:

                                    AGREEMENT

                  In consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Corporation and Employee agree as follows:

                  1. EMPLOYMENT. Corporation hereby employs Employee, and Employee accepts employment by Corporation, upon the terms and conditions of this Agreement. Employee represents that, at the Effective Date (as defined below), she will not be a party to any other employment agreement, nor will she be restricted in any way from being employed by Corporation or from completely performing her duties hereunder.

                  2. DUTIES. Employee shall serve as Corporation's President, reporting to Michael W. Paolercio, Chief Executive Officer, and shall perform such duties as the Corporation may require from time to time, consistent with such position as an executive officer of the Corporation. Shelly Light, Executive Vice President and Mark Hanna, Vice-President, Marketing and Sales, and any successors thereto, shall report directly to Employee. Employee will be required to maintain her office at the Corporation's corporate headquarters in Mount Vernon, New York. Changes in or additions to Employee's duties, consistent with the provisions of this Agreement, are not to be accompanied by additional compensation unless expressly agreed to by Corporation. Employee agrees to serve Corporation faithfully and to the best of her ability and to devote substantially her entire business and professional time, attention, and energies to the business of Corporation, and to the proper and timely discharge of her duties. Employee shall comply with all applicable laws and prevalent commercial and industry customs and practices.

                  3. COMPENSATION AND BENEFITS. For and in consideration of the covenants and promises of Employee herein, including, without limitation, the restrictive covenants contained in Section 5, and as full and complete remuneration for all services rendered by Employee hereunder, Employee shall receive the following compensation and benefits:

                     3.1 BASE SALARY. Employee shall be entitled to a base salary equal to Two Hundred and Seventy Five Thousand Dollars ($275,000.00) per annum for the first two years and Three Hundred Thousand Dollars ($300,000.00) for the third year, earned and payable in periodic weekly installments ("Base Salary"). All applicable deductions shall be withheld from Employee's compensation as required by law.

                     3.2 SIGNING BONUS. In addition to the Base Salary, Employee shall be entitled to a signing bonus equal to Fifty Thousand (50,000) shares of the Corporation's common stock upon execution and return of this Agreement to be issued as of the Effective Date and delivered to Employee within six weeks of the Corporation's receipt of the executed Agreement. Such shares to be



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restricted for resale during the first year under federal law and the safe harbor provisions of Rule 144. To the extent the shares are eligible to be registered for resale under Form S-8, the Corporation shall register such shares within six (6) months following the Effective Date. In the event that such shares are no so registered and Employee desires to sell such shares during the first year following the Effective Date to cover any tax liability imposed as a result of the original issuance of such shares, the shareholders identified on the signature page of this Agreement, upon request of Employee, will purchase at fair market value, such number of shares as are necessary for Employee to meet her tax liability with respect to the original grant of the shares. The Corporation, with Employee's assistance and cooperation, will file all necessary documentation with the Securities and Exchange Commission relating to such issuance and resale.

                     3.3 BENEFITS. Employee shall be entitled to the following benefits at Corporation's expense:

         (i) twenty (20) business days' paid vacation each year.

         (ii) comprehensive medical and dental care, selected by the Corporation for Employee and dependents. Employee will also participate in the Medical Executive Reimbursement Plan, whereby Employee will be reimbursed up to $5,000.00 for medical expenses not covered by the Corporation's comprehensive medical and dental care plans. Corporation to pay COBRA expenses until Employee is eligible for coverage under Corporation's plan.

         (iii) disability insurance in accordance with the Corporation's group disability plan;

         (iii) term life insurance with death benefit equal to at least
         $50,000.;

         (iv) reimbursement for all documented ordinary, necessary, and reasonable business expenses, including without limitation travel expenses incurred by Employee in accordance with Corporation's policy.

         (v) participation in the Corporation's 401K Plan pursuant to the terms of the Plan.

         (vi) participation in the Corporation's Deferred Compensation Plan pursuant to the terms of such Plan.

         (vii) a living allowance and car service (to and from the Corporation's corporate headquarters) for the term of this Agreement. The living allowance for the first year of the Agreement shall be Seven Thousand Dollars ($7,000) per month and increase each year thereafter by Five Hundred Dollars ($500.00) per month unless otherwise mutually agreed upon by the parties.

                     3.4 OTHER COMPENSATION. Employee shall also be eligible to earn up to 100% of Employee's base salary as a bonus each year based upon meeting specific performance goals (to be mutually agreed upon by the parties and set forth in writing) and Corporation profitability thresholds as set forth in Exhibit A attached hereto. In the event Employee resigns employment with the Corporation, is terminated pursuant to Section 4.2 or otherwise ceases employment with the Corporation, Employee shall only be entitled to a pro-rata bonus based on the number of months Employee worked during the Initial Term or any Renewal Term hereof.


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                     3.5 STOCK OPTIONS On the Effective Date, Employee will
receive Stock Options for 300,000 shares which vest over 3 years and which shall be exercisable over the longest period permitted under the Corporation's Stock Option Program, which shall, in no event be less than 5 years. Employee will receive additional Stock Option Awards for 100,000 shares for each year of the Initial Renewal Term, if applicable, in years 4, 5, and 6. The exercise price of any such option shall be determined in accordance with the terms of the Employee Stock Options Program but in no case shall be greater than the fair market value of a share of the Corporation's common stock on the grant date. The Corporation with Employee's assistance and cooperation will file all necessary documentation with the Securities and Exchange Commission.

                     3.6 CHANGE OF CONTROL As a member of Management, Employee would be covered by the Corporation's Change of Control Plan whereby, if there is a change of control at the Corporation, subject to the terms and conditions of the Plan, Employee would be eligible to receive the greater of (i) the compensation and benefits that would otherwise be payable to Employee through the end of the term of the Agreement or (ii) one year's salary and benefits. All issued stock options would automatically vest upon a change of control.

                  4. TERM AND TERMINATION

                     4.1 TERM. The initial term of this Agreement and Employee's employment hereunder shall commence on the 4th day of March, 2002 (the "Effective Date"), and, unless sooner terminated as provided for herein, expire on March 3, 2005 (the "Initial Term"); provided, however, that this Agreement shall be automatically renewed for successive renewal periods of three (3) years each (each a "Renewal Term") unless Corporation or Employee notifies the other in writing at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term that the Corporation or Employee, as the case may be, elects not to renew this Agreement, in which case this Agreement and Employee's employment hereunder shall terminate upon expiration of such term. Unless otherwise provided by prior written agreement between Corporation and Employee, any Renewal Term shall be on the same terms and conditions as those contained in this Agreement. Either Corporation or Employee may terminate this Agreement at the expiration of the Initial Term or any Renewal Term thereof, as provided in this Section 4.1, for any reason or for no reason, in its sole discretion.

                     4.2 TERMINATION FOR CAUSE. Corporation may terminate this Agreement, without notice to Employee and with immediate effect, for cause. The term "Cause" shall be defined as:

            (i) willful failure of Employee to comply with reasonable directives of the CEO and/or COO of Corporation or his designee; provided, however, that no such termination shall be effective unless and until Employee shall have had an opportunity to discuss such termination with the Board of Directors and the Board of Directors shall have reviewed and ratified such termination.

            (ii) chronic absenteeism of Employee not related to a physical illness; Employee's inability to perform her duties because of Employee's physical or mental illness or disability for a period of ninety (90) days in any twelve month period.

            (iii) Employee's conviction of a crime involving moral turpitude or other serious criminal offense; or


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            (iv) Employee's material breach of this Agreement, which breach remains uncured or continues for a period of thirty (30) days after the Corporation provides written notice to Employee of such breach.

                     4.3 EFFECT OF TERMINATION. In the event of (i) a termination for reasons other than "Cause" (as defined in Section 4.2 above) or
(ii) a resignation for "Good Reason" which shall be defined as (A) a demotion or material change in duties or responsibilities without consent of Employee, or
(B) a change of location at which Employee is required to provide services Employee shall receive the greater of (1) the compensation and other benefits that would otherwise be payable to Employee through the end of the term of the Agreement (payable in accordance with the Corporation's normal payroll practices) or (2) severance pursuant to the Corporation's policy which provides for one month's salary for every year of service up to a maximum of six months.

                     4.4 DISCLOSURE OF PROBLEM OR DISAGREEMENTS. Employee agrees to promptly bring to the attention of Corporation any problems or disagreements as to Corporation's policies, or any other matters which might cause Employee to seek to terminate or fail to renew this Agreement. Employee agrees to bring such matters to the attention of Corporation's management prior to giving notice of termination or non-renewal of this Agreement for reasons other than Good Reason.. The purpose and intent of the parties in including this provision is to ensure that Corporation is made aware of any employment related problems and, where possible, to resolve them to the parties' mutual satisfaction.

                  5. RESTRICTIVE COVENANTS. For and in consideration of the covenants and promises of Corporation herein, including without limitation, those contained in Section 3 concerning compensation and benefits, Employee covenants and agrees that:

                     5.1 CORPORATION'S SHOP RIGHT . Employee shall make prompt and complete disclosure to Corporation of any (i) invention, discovery, or improvement whether patentable or not ("Invention"); (ii) copyrightable or trademark material; or (iii) trade secrets, which relate to the business of Corporation and which are made, conceived, or authorized by Employee, alone or with others, during the term of this Agreement. To the maximum extent provided by law, Employee shall assign, and she does hereby assign, to Corporation all of her right, title, and interest in any such invention(s), copyrightable or trademark material(s) and trade secrets, and agrees to execute, acknowledge, and deliver any and all documents and instruments necessary or useful to confirm complete ownership thereof by Corporation. At the request and expense of Corporation, Employee shall promptly render whatever assistance may be reasonable and necessary for Corporation to secure a patent, copyright, or trademark for such Invention(s) or material(s).

                     5.2 PROPERTY. All data, reports, manuals, listings, customer lists (but exclusive of Employee's Contacts, as defined below) and any other documents, equipment or data furnished to or prepared or obtained by Employee during the course of or in connection with her employment shall be the sole and exclusive property of Corporation; and Employee shall promptly turn over to Corporation all such items upon the request of Corporation's Board of Directors or upon the expiration or termination of this Agreement for any reason.

                     5.3 CORPORATE OPPORTUNITIES. During the term of this Agreement, Employee shall promptly and fully disclose to Corporation any business opportunities involving any existing or prospective line of business or activity of Corporation, and shall not divert to her own use or benefit, or the use or benefit of others, such opportunities without the prior written consent of Corporation.

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Employee agrees that she shall not accept from any third party, directly or indirectly, any material benefits, advantages, or remuneration (cash or otherwise) related to or arising out of Corporation's business or Employee's employment by Corporation, without the prior written consent of Corporation.

                     5 4. CONFIDENTIALITY. Employee hereby agrees and acknowledges that, as a result of her employment by Corporation, she will have access to, among other things, certain confidential techniques, data and information such as know-how, trade secrets, products, customer lists, catalogs, and price lists, computer records, policies, other confidential procedures and techniques, and other data and information relating to the business of Corporation or its products ("Proprietary Information"). Employee stipulates and agrees that such Proprietary Information is the sole and exclusive property of Corporation, and that such Proprietary Information is confidential and proprietary, and that the unauthorized use or disclosure thereof would seriously and irreparably damage Corporation's business. As a material inducement to Corporation to enter into this Agreement, Employee hereby agrees that she will not, for any purpose whatsoever, at any time during or after employment by Corporation, directly or indirectly use, divulge, communicate, or disclose to any person, firm, or organization, any such Proprietary Information obtained by or disclosed to Employee during or as a result of her employment by Corporation. Notwithstanding anything to the contrary set forth in this Agreement, Proprietary Information shall not include Employee's relationships or knowledge of customers, suppliers or other industry participants or Employee's Rolodex or similar database, whether or not in written form, of customers, suppliers or other industry contracts (collectively, "Employee's Contacts").

                     5.5 NON-COMPETITION. As a material inducement to Corporation to enter into this Agreement, Employee agrees that:

                         5.5.1 During her employment by Corporation and, if
Employee resigns for reasons other than Good Reason, retires, or is terminated by the Corporation for Cause pursuant to Section 4.2, and for a period of one
(1) year thereafter, Employee shall not engage in Competitive Conduct (defined below).

                         5.5.2 For purposes of this Section 5.5, "Competitive
Conduct" means:

                     (i) Competing, directly or indirectly, with Corporation (A) while employed by the Corporation or receiving severance payments from the Corporation, by working for or providing services to any business that competes with the Corporation, or (B) subsequent to the termination of her employment with the Corporation, by working for or providing services to Aurafin or any Affiliates of Aurafin in the Territory (defined below);

                     (ii) Soliciting or diverting, directly or indirectly, the business of any of Corporation's clients, customers, accounts, principals, agents, distributors, or suppliers with whom Employee conducted business during the term of her employment (A) while employed by the Corporation or while receiving severance payments from the Corporation, to or for the benefit of any business that competes with the Corporation, or (B) subsequent to the termination of her employment with the Corporation, to or for the benefit of Aurafin or its Affiliates;

                     (iii) Soliciting or diverting, directly or indirectly, the business of any of Corporation's clients, customers, accounts, principals, agents, distributors, or suppliers with whom Corporation conducts business at the time Employee ceases employment with Corporation, or conducted business within the twelve (12) month period prior to such cessation of employment (A)



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while employed by the Corporation or while receiving severance payments from the
Corporation, on behalf of or for the benefit of any business that competes with the Corporation, or (B) subsequent to the termination of her employment with the Corporation, on behalf or for the benefit of Aurafin or its Affiliates;

                     (iv) Employing or soliciting, directly or indirectly, for employment any person (A) employed by Corporation at the time Employee ceases employment with Corporation, or (B) employed by Corporation within the twelve
(12) month period prior to the cessation of employment; and

                     (v) Participating or acting, within the Territory (defined below), directly or indirectly, as an employee, agent, consultant, director, principal, owner, shareholder, or partner (A) while employed by the Corporation or receiving severance payments from the Corporaiton, in any business that competes with the Corporation, or (B) subsequent to the termination of her employment with the Corporation, in Aurafin or its Affiliates.

                         5.5.3 Notwithstanding anything to the contrary
contained in Section 5.5.2 above, Employee may, at any time after termination of her employment but while she is receiving severance payments pursuant to this Agreement, elect to forego any remaining severance payments owed to her, in which case the definition of Competitive Conduct under this Agreement shall be limited to Section 5.5.2(iv) and ONLY clause (B) of Sections 5.5.2(i), (ii),
(iii), and (v).

                         5.5.4 For purposes of this Section 5.5 "Territory"
means all states in the United States.

                     5.6 SURVIVAL OF PROVISIONS. THE PROVISIONS OF THIS SECTION 5 AND EACH OF THE SUBSECTIONS HEREOF SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT OR EMPLOYMENT HEREUNDER FOR ANY REASON.

                  6. REASONABLENESS OF RESTRICTION. Employee has carefully read and considered the provisions of Section 5 of this Agreement and each of the subsections thereof, and, having done so, expressly agrees and acknowledges that the covenants and agreements set forth therein are based upon valuable and sufficient consideration, the receipt of which as of the date of this Agreement is hereby acknowledged, that such covenants and agreements are fair and reasonable in all respects, and are reasonably required and necessary for the protection of the legitimate business and competitive interests of Corporation; and that each of the covenants and agreements contained in Section 5 of this Agreement and each of the subsections thereof is separately and independently given, and each such covenant and agreement is intended to be enforceable separately and independently of the other such covenants and agreements, including, without limitation of remedy, enforcement by injunction or other equitable relief.

                  7. ENFORCEMENT REMEDIES. Employee acknowledges and agrees that any breach by Employee of any of the provisions of Section 5 will cause immediate and irreparable damage to Corporation. In the event of a breach or threatened breach by Employee of any of such provisions, Corporation shall be entitled to temporary, preliminary, and/or permanent injunctive relief in addition to, and not in lieu of, any other remedies available to Corporation at law or in equity. Corporation shall also be entitled to recover from Employee its legal costs and expenses, including reasonable attorneys' fees, in connection with proceedings arising from any actual or threatened breach by Employee of any


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of the provisions of Section 5. The Restricted Period shall be extended in an amount which equals the time period during which Employee is in violation of any of the provisions of Section 5.

                  8. SEVERABILITY. If any part of provision of this Agreement shall be invalid, illegal, or unenforceable for any reason, the remaining provisions hereof shall remain effective and fully enforceable to the maximum extent permitted by law.

                  9. NOTICES. Any notice contemplated, required, or permitted under this Agreement shall be sufficient if in writing and shall be deemed given when delivered personally or when sent by prepaid certified or registered mail, return receipt requested to the addresses listed below or to such other addresses as either party hereto may hereafter designate in writing-from time to time:

         if to Corporation:         Michael Anthony Jewelers, Inc.
                                    115 So. MacQuesten Parkway
                                    Mt. Vernon, New York 10550-1724
                                    Attention:  Chief Executive Officer

         if to Employee:            Claudia Hollingsworth
                                    10520 Wilshire Boulevard #205
                                    Los Angeles, California  90024

         With a copy to:            Robert Steinberg, Esq.
                                    Jeffer, Mangels, Butler & Marmaro LLP
                                    2121 Avenue of the Stars, 10th Floor
                                    Los Angeles, CA 90067

                  10. GENERAL PROVISIONS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, and assigns; provided that, inasmuch as the services to be rendered by Employee are personal in nature, Employee may not assign, in whole or part, this Agreement or her rights or obligations hereunder. This Agreement may not be altered, modified, or amended, in whole or in part, except in writing signed by Employee and Corporation. Waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  11. CHOICE OF LAW. This Agreement shall in all respects be governed by and construed according to the laws of the state of New York. With respect to any dispute or controversy arising out of or relating to this Agreement, the laws of the state of New York shall likewise govern and apply.

                  12. EXCLUSIVE FORUM, VENUE, AND CONSENT TO JURISDICTION. The parties agree that the Supreme Court, Westchester County of the State of New York shall constitute the exclusive judicial forum for the adjudication of all disputes arising out of or relating to this Agreement, that Westchester County shall be the sole proper venue for any such adjudication, and that those Courts may exercise personal jurisdiction over them in any such adjudication.

                  13. ENTIRE AGREEMENT. This Agreement reflects the complete understanding of the parties and constitutes their entire agreement, all prior negotiations, representations, agreements, and statements having merged herein.



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal, as is their intention, as of the date and year first above written.

CORPORATION:

                                   MICHAEL ANTHONY JEWELERS, INC.
ATTEST:

                                   By: /s/: Michael W. Paolercio
                                       --------------------------
                                       Michael W. Paolercio, CEO

EMPLOYEE:

                                       /s/: Claudia Hollingsworth
                                       --------------------------
                                       Claudia Hollingsworth

PRIMARY SHAREHOLDERS (solely for purposes of Section 3.2 of this Agreement):

/s/: Michael W. Paolercio
--------------------------
MICHAEL W. PAOLERICO

/s/: Anthony Paolercio, Jr.
 ---------------------------
Anthony Paolercio, Jr.




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                                    EXHIBIT A

           CORPORATION PROFITABILITY THRESHOLDS & EMPLOYEE BONUS LEVEL
           -----------------------------------------------------------

Corporation pre-tax income must exceed 5% of net worth for Bonus to be payable:

For the initial term of the Agreement the Net Worth shall be determined as of FY2002 Year End (February 2, 2002) and recalculated for successive renewal periods.

Above
Threshold                                     Salary % Bonus Calculation

1st million                                            7.5%

2nd million                                            15%

3rd million                                            20%

4th million                                            30%

5th million                                            40%

6th million                                            50%

7th million                                            75%

8th million and above                                 100%




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